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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                     CHILDREN'S COMPREHENSIVE SERVICES, INC.
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             (Exact Name of Registrant as Specified in Its Charter)


              Tennessee                                 62-1240866
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


      3401 West End Avenue, Suite 400,
           Nashville, Tennessee                              37203
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   (Address of Principal Executive Offices)                (Zip Code)

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
If this form relates to the registration    If this form relates to the registration of a
of a class of securities pursuant to        class of securities pursuant to Section 12(g)
Section 12(b) of the Exchange Act and is    of the Exchange Act and is effective pursuant
effective pursuant to General Instruction   to General Instruction A.(d), please
A.(c), please check the following box. [ ]  check the following box. [X]
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Securities Act registration statement file number to which this form relates:  _______________
            (If applicable)

        Securities to be registered pursuant to Section 12(b) of the Act:

                                                Name of Each Exchange on Which
  Title of Each Class to be Registered          Each Class is to be Registered
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               N/A                                            N/A
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        Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock Purchase Rights
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                                (Title of Class)



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                                 (Title of Class



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This Form 8-A/A (Amendment No. 1) is filed to amend the information set forth in the Registration Statement on Form 8-A filed by Children's Comprehensive Services, Inc. on November 25, 1998.

Item 1.     Description of Registrant's Securities to be Registered

Issuance of Rights

         On November 25, 1998, our Board of Directors adopted a rights agreement. Under the rights agreement, each of our outstanding shares of common stock and each share of common stock we issue prior to the time that the rights become exercisable, are redeemed, or expire will be entitled to one stock purchase right. Each right entitles the registered holder to purchase from us one share of our common stock at an exercise price of $75.00, subject to adjustment.

         The terms of the rights are set forth in a Rights Agreement, dated November 25, 1998, between us and SunTrust Bank, Atlanta, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 8, 2001. The Rights Agreement, as amended, is referred to as the "Rights Agreement."

Initial Exercise of Rights

         The rights are not exercisable initially. They are attached to, and trade with, shares of our common stock. The rights will separate from the common stock and become exercisable upon the earlier to occur of the following (the "distribution date"):

         - the close of business on the tenth calendar day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of our outstanding common stock; or

         - the close of business on the tenth business day (or such later date as our Board of Directors may specify) following the commencement of a tender offer or exchange offer by a person or group of affiliated or associated persons that could result in such person or group becoming the beneficial owner of 10% or more of our outstanding common stock.

So long as the Agreement for Statutory Merger, dated August 8, 2001, between us, KIDS Holdings, Inc. and Ameris Acquisition, Inc. has not been terminated pursuant to its terms, the rights will not separate from the common stock and become exercisable solely as a result of the execution, delivery or performance of the merger agreement, the voting agreement executed by our directors in connection with the merger agreement, or the acquisition, exchange or cancellation of our common stock pursuant to the transactions called for by the merger agreement. No right is exercisable at any time prior to the distribution date. The rights will expire upon the earliest of December 8, 2008, the date the rights are redeemed or exchanged by us as described below, or immediately prior to the effective date of the merger pursuant to the merger agreement.

Evidence of Rights

         Until the distribution date:

         - the rights will be transferred with and only with our common stock;

         - new certificates of common stock issued will contain a notation incorporating the Rights Agreement by reference; and


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         -      if any certificates of common stock have been surrendered for transfer, the rights will also be transferred.

         As soon as practicable after the rights become exercisable, we will mail rights certificates to the holders of our common stock who are eligible to receive rights. After we mail the certificates, they alone will represent the rights.

Exercise After Someone Becomes an Acquiring Person

         In the event that, other than pursuant to the merger agreement, the voting agreement, or the transactions contemplated thereby:

         - any person or group of affiliated or associated persons becomes the beneficial owner of 10% or more of our outstanding common stock; or

         - any acquiring person merges into or combines with us, and we are the surviving corporation,

each holder of a right, other than the acquiring person, will have the right to receive, upon exercise of the right at the then current exercise price, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities or assets of ours) that has a market value of two times the exercise price of the right.

         In the event that, following the first date of a public announcement that a person has become an acquiring person as described above:

         - we merge with or into any person, and we are not the surviving corporation;

         - any person merges with or into us and we are the surviving corporation, but in connection with the merger our common stock is changed or exchanged; or

         -      we sell 50% or more of our assets or earning power,

each holder of a right will have the right to receive, upon the exercise of the right at the then current exercise price that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the right.

Exchange

         At any time after the later of the distribution date and the first occurrence of an event described in the two paragraphs above, our Board may exchange the rights (other than any rights which have become void), in whole or in part, at an exchange ratio of one share of common stock per right, subject to adjustment. We generally may not make an exchange after any person or group of affiliated or associated persons acquires 50% or more of our outstanding common stock.



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Adjustment

         The purchase price and the number of shares of common stock or other securities issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, the purchase price of the rights will not be adjusted until cumulative adjustments equal at least 1% of the purchase price. We are not required to issue fractional shares of common stock or other securities issuable upon the exercise of rights. Instead of issuing such securities, we may make a cash payment.

Redemption

         We may redeem the rights in whole, but not in part, at a price of $0.01 per right. However, we may only redeem the rights until the earlier of:

         -      ten days after the distribution date; and

         -      December 8, 2008.

Once redeemed, the rights terminate immediately, and the only right of the holders of rights will be to receive the redemption price.

Amendment of Rights Agreement

         We may amend the Rights Agreement without the approval of any holders of our common stock until the distribution date. After the distribution date, we can amend the Rights Agreement without the approval of any rights holders, unless such amendment decreases the stated redemption price or the period of time remaining until the final expiration of the rights, or modifies the time period governing redemption of the rights if the rights are not then redeemable.

Other

         The holder of a right does not have any rights as our shareholder, including without limitation the right to vote or to receive dividends. A total of 10,000,000 shares of our common stock have been reserved for issuance upon exercise of the rights, subject to adjustment in accordance with the Rights Agreement.

         The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of our Board of Directors unless the offer is conditioned on a substantial number of rights being acquired. However, the rights should not interfere with any merger or other business combination approved by our Board of Directors since the rights may be redeemed by us at $0.01 per right at any time on or prior to the tenth day following the distribution date. Thus, the rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with our Board of Directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, us.


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To the extent any potential acquirors are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

         The form of Rights Agreement between us and the Rights Agent specifying the terms of the rights, which includes as Exhibit A the form of rights certificate, is filed as Exhibit 1 and is incorporated herein by reference. The Amendment to the Rights Agreement is filed as Exhibit 2 and is incorporated herein by reference. The description above of the Rights Agreement and Amendment is not complete and is qualified in its entirety by reference to the Exhibits.

Item 2.         Exhibits

                1. Rights Agreement, dated November 25, 1998, between Children's Comprehensive Services, Inc. and SunTrust Bank, Atlanta, including the Form of Rights Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit
                        B) is incorporated herein by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 1998.

                2. Amendment No. 1 to the Rights Agreement, dated August 8, 2001, between Children's Comprehensive Services, Inc. and SunTrust Bank, Atlanta, is incorporated herein by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2001.





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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                        CHILDREN'S COMPREHENSIVE SERVICES, INC.


                        By: /s/ Donald B. Whitfield
                            ----------------------------------------------------
                            Donald B. Whitfield
                            Vice President Finance and Chief Financial Officer



Dated: September 5, 2001







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                                  EXHIBIT INDEX


1. Rights Agreement, dated November 25, 1998, between Children's Comprehensive Services, Inc. and SunTrust Bank, Atlanta, including the Form of Rights Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B) is incorporated herein by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 1998.

2. Amendment No. 1 to the Rights Agreement, dated August 8, 2001, between Children's Comprehensive Services, Inc. and SunTrust Bank, Atlanta, is incorporated herein by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2001.







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